Exhibit 99.1

November 4, 2019

Prudential Financial, Inc. Announces
Third Quarter 2019 Results

•	Net income attributable to Prudential Financial, Inc. of $1.418 billion or $3.44 per Common share versus $1.672 billion or $3.90 per share for the year-ago quarter.

•	After-tax adjusted operating income of $1.329 billion or $3.22 per Common share versus $1.346 billion or $3.15 per share for the year-ago quarter.

•	Book value per Common share of $163.19 versus $110.78 per share for the year-ago quarter; adjusted book value per Common share of $99.67 versus $95.20 per share for the year-ago quarter.

•
Capital returned to shareholders of $1.4 billion in the quarter versus $0.8 billion for the year-ago quarter, including dividends of $1.00 per Common share, representing a 4% yield on adjusted book value.

•	Parent company highly liquid assets of $6.2 billion versus $5.2 billion for the year-ago quarter.

•	Assets under management amounted to $1.519 trillion versus $1.410 trillion for the year-ago quarter.

Charles Lowrey, Chairman and CEO, commented on results:

“During the third quarter, we continued to advance our strategy of delivering financial opportunity to a wider demographic, and the recent acquisition of Assurance IQ expands our distribution capabilities with a direct-to-consumer platform. At the same time, we are making progress in driving greater efficiency and speed within our operations, and we are on track to achieve $50 million in run-rate margin expansion by the end of 2019 and $500 million by the end of 2022. Looking ahead, we are focused on meeting the evolving needs of our customers, while continuing to take a disciplined approach to pricing in consideration of the effects on profitability from the low interest rate environment.”

NEWARK, N.J. - Prudential Financial, Inc. (NYSE: PRU) today reported third quarter results. Net income attributable to Prudential Financial, Inc. was $1.418 billion ($3.44 per Common share) for the third quarter of 2019, compared to $1.672 billion ($3.90 per Common share) for the third quarter of 2018. After-tax adjusted operating income was $1.329 billion ($3.22 per Common share) for the third quarter of 2019, compared to $1.346 billion ($3.15 per Common share) for the third quarter of 2018.

Consolidated adjusted operating income, adjusted book value, and adjusted operating return on equity are non-GAAP measures. These measures are discussed later in this press release under “Forward-Looking Statements and Non-GAAP Measures” and reconciliations to the most comparable GAAP measures are provided in the tables that accompany this release.

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Prudential Financial, Inc. Third Quarter 2019 Earnings Release	Page 2

RESULTS OF ONGOING OPERATIONS
The Company’s ongoing operations include PGIM, U.S. Financial Wellness including U.S. Workplace Solutions and U.S. Individual Solutions Divisions, International Insurance, and Corporate & Other Operations. In the following segment-level discussion, adjusted operating income refers to pre-tax results.
PGIM
PGIM, the Company’s global investment management business, reported adjusted operating income of $232 million in the current quarter, compared to $230 million in the year-ago quarter. The increase reflects higher asset management fees, from an increase in average assets under management, and higher other related revenues, largely offset by higher expenses.
PGIM assets under management of $1.284 trillion were up 9% from the year-ago quarter, reflecting fixed income market appreciation and inflows partially offset by equity outflows.
U.S. Financial Wellness
U.S. Workplace Solutions, consisting of the Retirement and Group Insurance segments, reported adjusted operating income of $392 million for the third quarter of 2019, compared to $298 million in the year-ago quarter.
Retirement Segment:

•
Reported adjusted operating income of $302 million in the current quarter, compared to $239 million in the year-ago quarter. The increase reflects higher net investment spread results, higher reserve gains, and higher fee income.

•
Account values of $478 billion were up 7% from the year-ago quarter including record high account values in Institutional Investment Products driven by pension risk transfer transactions. Net outflows in the current quarter totaled $2.7 billion with $3.3 billion from Full Service, partially offset by $0.6 billion of net inflows from Institutional Investment Products.

Group Insurance Segment:

•	Reported adjusted operating income of $90 million in the current quarter, compared to $59 million in the year-ago quarter. The increase reflects more favorable underwriting results and lower expenses.

•	Reported earned premiums, policy charges, and fees of $1.3 billion in the current quarter were consistent with the year-ago quarter.
U.S. Individual Solutions, consisting of the Individual Annuities and Individual Life segments, reported adjusted operating income of $518 million for the third quarter of 2019, compared to $624 million in the year-ago quarter.
Individual Annuities Segment:

•
Reported adjusted operating income of $459 million in the current quarter, compared to $454 million in the year-ago quarter. The year-ago quarter included an unfavorable impact from changes in market conditions on estimates of profitability. Excluding this item, the decrease primarily reflects lower net fees, partially offset by higher net investment spread results.

•
Account values of $165 billion were down 1% from the year-ago quarter, reflecting net outflows, partially offset by market appreciation over the year. Gross sales of $2.7 billion in the current quarter reflect our continued diversification strategy with 61% of sales coming from less equity market sensitive products.

Individual Life Segment:

•
Reported adjusted operating income of $59 million in the current quarter, compared to $170 million in the year-ago quarter. The decrease primarily reflects less favorable underwriting results and higher expenses, partially offset by higher net investment spread results.

•	Sales of $175 million in the current quarter were up 7% from the year-ago quarter, primarily reflecting higher variable life sales.

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Prudential Financial, Inc. Third Quarter 2019 Earnings Release	Page 3

International Insurance
International Insurance, consisting of Life Planner Operations and Gibraltar Life & Other Operations, reported adjusted operating income of $791 million for the third quarter of 2019, compared to $890 million in the year-ago quarter.
Life Planner Operations:

•
Reported adjusted operating income of $367 million in the current quarter, compared to $449 million in the year-ago quarter. The decrease primarily reflects higher than typical net expenses, partially offset by business growth.

•	Constant dollar basis sales of $323 million in the current quarter were up 8% from the year-ago quarter, driven by our Brazil operations.

Gibraltar Life & Other Operations:

•
Reported adjusted operating income of $424 million in the current quarter, compared to $441 million in the year-ago quarter. The decrease primarily reflects higher expenses, partially offset by business growth and higher earnings from joint venture investments.

•
Constant dollar basis sales of $314 million in the current quarter were down 11% from the year-ago quarter, primarily reflecting lower U.S. dollar-denominated fixed annuity sales in the Life Consultant channel.

Corporate & Other Operations
Corporate & Other Operations reported a loss, on an adjusted operating income basis, of $281 million in the third quarter of 2019, compared to a loss of $374 million in the year-ago quarter. The lower loss from the year-ago quarter reflects lower expenses, including for employee benefit and compensation plans tied to Company stock and equity market performance, and higher net investment income, partially offset by higher interest expense.
NET INCOME AND INVESTMENT PORTFOLIO
Net income attributable to Prudential Financial, Inc. amounted to $1.418 billion for the third quarter of 2019, compared to $1.672 billion for the year-ago quarter.
Current quarter net income included:

•	$290 million of pre-tax net realized investment gains and related charges and adjustments, including $99 million of credit loss impairments

•	$314 million of pre-tax losses related to market experience updates

Net income for the year-ago quarter included:

•	$177 million of pre-tax net realized investment gains and related charges and adjustments, including $25 million from impairments and sales of credit-impaired investments

FORWARD-LOOKING STATEMENTS AND NON-GAAP MEASURES(1)
Certain of the statements included in this release, including those regarding prospective margin expansion, constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Prudential Financial, Inc. and its subsidiaries. Prudential Financial, Inc.’s actual results may differ, possibly materially, from expectations or estimates reflected in such forward-looking statements. Certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements can be found in the “Risk Factors” and “Forward-Looking Statements” sections included in Prudential Financial, Inc.’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Statements regarding prospective margin expansion are subject to the risk that we will be unable to execute our strategy because of market or competitive conditions or other factors. Prudential Financial, Inc. does not undertake to update any particular forward-looking statement included in this document.
Consolidated adjusted operating income, adjusted book value and adjusted operating return on equity are non-GAAP measures. Reconciliations to the most directly comparable GAAP measures are included in this release.

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Prudential Financial, Inc. Third Quarter 2019 Earnings Release	Page 4

We believe that our use of these non-GAAP measures helps investors understand and evaluate the Company’s performance and financial position. The presentation of adjusted operating income as we measure it for management purposes enhances the understanding of the results of operations by highlighting the results from ongoing operations and the underlying profitability of our businesses. Trends in the underlying profitability of our businesses can be more clearly identified without the fluctuating effects of the items described above. Adjusted book value augments the understanding of our financial position by providing a measure of net worth that is primarily attributable to our business operations separate from the portion that is affected by capital and currency market conditions, and by isolating the accounting impact associated with insurance liabilities that are generally not marked to market and the supporting investments that are marked to market through accumulated other comprehensive income under GAAP. Adjusted return on equity is a useful measure of the operating return the Company achieves in relation to the capital available to our businesses. However, these non-GAAP measures are not substitutes for income, equity and return on equity determined in accordance with GAAP, and the adjustments made to derive these measures are important to an understanding of our overall results of operations and financial position. The schedules accompanying this release provide reconciliations of non-GAAP measures with the corresponding measures calculated using GAAP. Additional historic information relating to our financial performance is located on our website at www.investor.prudential.com.
EARNINGS CONFERENCE CALL
Members of Prudential's senior management will host a conference call on Tuesday, November 5, 2019, at 11:00 a.m. ET, to discuss with the investment community the Company's third quarter results. The conference call will be broadcast live over the Company’s Investor Relations website at investor.prudential.com. Please log on 15 minutes early in the event necessary software needs to be downloaded. The call will remain on the Investor Relations website for replay through November 19. Institutional investors, analysts, and other members of the professional financial community are invited to listen to the call and participate in the Q&A by dialing one of the following numbers: (877) 777-1971 (domestic callers) or (612) 332-0226 (international callers). All others may join the conference call in listen-only mode by dialing one of the above numbers. To listen to a replay of the conference call starting at 2:00 p.m. ET on November 5 through November 12, dial (800) 475-6701 (domestic callers) or (320) 365-3844 (international callers). The access code for the replay is 458818.

(1)	Description of Non-GAAP Measures:
Adjusted operating income is the measure used by the Company to evaluate segment performance and to allocate resources. Adjusted operating income excludes “Realized investment gains (losses), net,” as adjusted, and related charges and adjustments. A significant element of realized investment gains and losses are impairments and credit-related and interest rate-related gains and losses. Impairments and losses from sales of credit-impaired securities, the timing of which depends largely on market credit cycles, can vary considerably across periods. The timing of other sales that would result in gains or losses, such as interest rate-related gains or losses, is largely subject to our discretion and influenced by market opportunities as well as our tax and capital profile.
Realized investment gains (losses) within certain of our businesses for which such gains (losses) are a principal source of earnings, and those associated with terminating hedges of foreign currency earnings and current period yield adjustments are included in adjusted operating income. Adjusted operating income generally excludes realized investment gains and losses from products that contain embedded derivatives, and from associated derivative portfolios that are part of an asset-liability management program related to the risk of those products. However, the effectiveness of our hedging program will ultimately be reflected in adjusted operating income over time. Adjusted operating income also excludes gains and losses from changes in value of certain assets and liabilities relating to foreign currency exchange movements that have been economically hedged or considered part of our capital funding strategies for our international subsidiaries, as well as gains and losses on certain investments that are designated as trading. Additionally, adjusted operating income excludes the changes in fair value of equity securities that are recorded in net income. Additionally, market experience updates, reflecting the immediate impacts in current period results from changes in current market conditions on estimates of profitability, are excluded from adjusted operating income beginning with the second quarter of 2019, which we believe enhances the understanding of underlying performance trends.
Adjusted operating income also excludes investment gains and losses on assets supporting experience-rated

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Prudential Financial, Inc. Third Quarter 2019 Earnings Release	Page 5

contractholder liabilities and changes in experience-rated contractholder liabilities due to asset value changes, because these recorded changes in asset and liability values are expected to ultimately accrue to contractholders. In addition, adjusted operating income excludes the results of Divested and Run-off Businesses, which are not relevant to our ongoing operations. Discontinued operations and earnings attributable to noncontrolling interests, each of which is presented as a separate component of net income under GAAP, are also excluded from adjusted operating income. The tax effect associated with pre-tax adjusted operating income is based on applicable IRS and foreign tax regulations inclusive of pertinent adjustments. Adjusted operating return on equity is equal to the annualized year-to-date after-tax adjusted operating income divided by the average adjusted book value. Return on equity based on GAAP balances is calculated using after-tax net income and equity.
Adjusted book value is calculated as total equity (GAAP book value) excluding accumulated other comprehensive income (loss) and the cumulative effect of foreign currency exchange rate remeasurements and currency translation adjustments corresponding to realized investment gains and losses. These items are excluded in order to highlight the book value attributable to our core business operations separate from the portion attributable to external and potentially volatile capital and currency market conditions.

Prudential Financial, Inc. (NYSE: PRU), a financial wellness leader and premier active global investment manager with more than $1 trillion of assets under management as of September 30, 2019, has operations in the United States, Asia, Europe, and Latin America. Prudential’s diverse and talented employees help to make lives better by creating financial opportunity for more people. Prudential's iconic Rock symbol has stood for strength, stability, expertise and innovation for more than a century. For more information, please visit news.prudential.com.

MEDIA CONTACT: Bill Launder, (973) 802-8760, bill.launder@prudential.com

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Financial Highlights
(in millions, unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2019	2018	2019	2018
Adjusted operating income (loss) before income taxes (1):
PGIM Division	$232	$230	$710	$716
U.S. Workplace Solutions Division	392	298	1,244	1,029
U.S. Individual Solutions Division	518	624	1,422	1,729
International Insurance Division	791	890	2,562	2,530
Corporate and Other Operations	(281)	(374)	(1,028)	(954)
Total adjusted operating income before income taxes	$1,652	$1,668	$4,910	$5,050
Reconciling Items:
Realized investment gains (losses), net, and related charges and adjustments	$290	$177	$(978)	$518
Market experience updates	(314)	—	(522)	—
Investment gains (losses) on assets supporting experience-rated contractholder liabilities, net	91	10	832	(586)
Change in experience-rated contractholder liabilities due to asset value changes	(160)	(21)	(876)	482
Divested and Run-off Businesses:
Closed Block Division	45	18	5	(22)
Other Divested and Run-off Businesses	155	12	441	(1,586)
Equity in earnings of operating joint ventures and earnings attributable to noncontrolling interests	(34)	(26)	(71)	(75)
Total reconciling items, before income taxes	73	170	(1,169)	(1,269)
Income before income taxes and equity in earnings of operating joint ventures	$1,725	$1,838	$3,741	$3,781
Income Statement Data:
Net income attributable to Prudential Financial, Inc.	$1,418	$1,672	$3,058	$3,232
Income attributable to noncontrolling interests	7	3	42	7
Net income	1,425	1,675	3,100	3,239
Less: Earnings attributable to noncontrolling interests	7	3	42	7
Income attributable to Prudential Financial, Inc.	1,418	1,672	3,058	3,232
Less: Equity in earnings of operating joint ventures, net of taxes and earnings attributable to noncontrolling interests	25	18	43	55
Income (after-tax) before equity in earnings of operating joint ventures	1,393	1,654	3,015	3,177
Less: Total reconciling items, before income taxes	73	170	(1,169)	(1,269)
Less: Income taxes, not applicable to adjusted operating income	9	(138)	(289)	(462)
Total reconciling items, after income taxes	64	308	(880)	(807)
After-tax adjusted operating income (1)	1,329	1,346	3,895	3,984
Income taxes, applicable to adjusted operating income	323	322	1,015	1,066
Adjusted operating income before income taxes (1)	$1,652	$1,668	$4,910	$5,050

See footnotes on last page.

Financial Highlights
(in millions, except per share data, unaudited)
	Three Months Ended		Nine Months Ended
	September 30		September 30
	2019	2018	2019	2018
Earnings per share of Common Stock (diluted):
Net income attributable to Prudential Financial, Inc.	$3.44	$3.90	$7.35	$7.51
Less: Reconciling Items:
Realized investment gains (losses), net, and related charges and adjustments	0.71	0.42	(2.37)	1.21
Market experience updates	(0.77)	—	(1.26)	—
Investment gains (losses) on assets supporting experience-rated contractholder liabilities, net	0.22	0.02	2.01	(1.37)
Change in experience-rated contractholder liabilities due to asset value changes	(0.39)	(0.05)	(2.12)	1.13
Divested and Run-off Businesses:
Closed Block Division	0.11	0.04	0.01	(0.05)
Other Divested and Run-off Businesses	0.38	0.03	1.07	(3.71)
Difference in earnings allocated to participating unvested share-based payment awards	—	(0.01)	0.02	0.02
Total reconciling items, before income taxes	0.26	0.45	(2.64)	(2.77)
Less: Income taxes, not applicable to adjusted operating income	0.04	(0.30)	(0.64)	(1.04)
Total reconciling items, after income taxes	0.22	0.75	(2.00)	(1.73)
After-tax adjusted operating income	$3.22	$3.15	$9.35	$9.24
Weighted average number of outstanding common shares (basic)	404.1	416.2	406.2	419.2
Weighted average number of outstanding common shares (diluted)	408.5	424.7	413.2	427.8
For earnings per share of Common Stock calculation:
Net income attributable to Prudential Financial, Inc.	$1,418	$1,672	$3,058	$3,232
Earnings related to interest, net of tax, on exchangeable surplus notes	1	5	12	16
Less: Earnings allocated to participating unvested share-based payment awards	15	19	33	37
Net income attributable to Prudential Financial, Inc. for earnings per share of Common Stock calculation	$1,404	$1,658	$3,037	$3,211
After-tax adjusted operating income (1)	$1,329	$1,346	$3,895	$3,984
Earnings related to interest, net of tax, on exchangeable surplus notes	1	5	12	16
Less: Earnings allocated to participating unvested share-based payment awards	14	15	42	45
After-tax adjusted operating income for earnings per share of Common Stock calculation (1)	$1,316	$1,336	$3,865	$3,955
Prudential Financial, Inc. Equity (as of end of period):
GAAP book value (total PFI equity) at end of period	$65,798	$46,725
Less: Accumulated other comprehensive income (AOCI)	27,558	9,150
GAAP book value excluding AOCI	38,240	37,575
Less: Cumulative effect of foreign exchange rate remeasurement and currency
translation adjustments corresponding to realized gains/losses	(1,946)	(2,509)
Adjusted book value	40,186	40,084
End of period number of common shares (diluted) (2)	403.2	426.3
GAAP book value per common share - diluted (3)	163.19	110.78
GAAP book value excluding AOCI per share - diluted (3)	94.84	89.32
Adjusted book value per common share - diluted (3)	99.67	95.20

See footnotes on last page.

Financial Highlights
(in millions, or as otherwise noted, unaudited)
	Three Months Ended		Nine Months Ended
	September 30		September 30
	2019	2018	2019	2018
PGIM Division:
PGIM Segment:
Assets Managed by PGIM (in billions, as of end of period):
Institutional customers	$539.8	$505.7
Retail customers	269.3	258.3
General account	474.7	410.6
Total PGIM	$1,283.8	$1,174.6
Institutional Customers - Assets Under Management (in billions):
Gross additions, other than money market	$14.8	$19.0	$44.4	$56.2
Net additions (withdrawals), other than money market	$(2.2)	$9.3	$(7.2)	$14.6
Retail Customers - Assets Under Management (in billions):
Gross additions, other than money market	$14.5	$10.9	$41.6	$38.9
Net additions (withdrawals), other than money market	$3.0	$(0.6)	$4.5	$2.2
U.S. Workplace Solutions Division:
Retirement Segment:
Full Service:
Deposits and sales	$7,458	$8,843	$28,072	$26,477
Net additions (withdrawals)	$(3,300)	$2,979	$950	$5,989
Total account value at end of period	$259,946	$251,272
Institutional Investment Products:
Gross additions	$5,235	$6,318	$22,526	$12,467
Net additions	$609	$2,973	$10,090	$382
Total account value at end of period	$217,580	$195,237
Group Insurance Segment:
Group Insurance Annualized New Business Premiums (4):
Group life	$42	$63	$233	$352
Group disability	18	16	153	170
Total	$60	$79	$386	$522
U.S. Individual Solutions Division:
Individual Annuities Segment:
Fixed and Variable Annuity Sales and Account Values:
Gross sales	$2,657	$2,241	$7,639	$6,032
Sales, net of full surrenders and death benefits	$89	$(55)	$734	$(869)
Total account value at end of period	$164,698	$165,962
Individual Life Segment:
Individual Life Insurance Annualized New Business Premiums (4):
Term life	$49	$55	$153	$158
Guaranteed universal life	24	23	69	68
Other universal life	35	44	113	99
Variable life	67	41	184	105
Total	$175	$163	$519	$430
International Insurance Division:
International Insurance Segment:
International Insurance Annualized New Business Premiums (4)(5):
Actual exchange rate basis	$629	$645	$1,954	$2,098
Constant exchange rate basis	$637	$653	$1,977	$2,101

See footnotes on last page.

Financial Highlights
(in billions, as of end of period, unaudited)

	Three Months Ended
	September 30
	2019	2018
Assets and Assets Under Management Information:
Total assets	$885.6	$822.7
Assets under management (at fair market value):
PGIM Division	1,283.8	1,174.6
U.S. Workplace Solutions Division	90.7	88.7
U.S. Individual Solutions Division	113.4	117.4
International Insurance Division	30.9	29.3
Total assets under management	1,518.8	1,410.0
Client assets under administration	273.5	238.2
Total assets under management and administration	$1,792.3	$1,648.2

(1)
Adjusted operating income is a non-GAAP measure of performance. See FORWARD-LOOKING STATEMENTS AND NON-GAAP MEASURES within the earnings release for additional information. Adjusted operating income, when presented at the segment level, is also a segment performance measure. This segment performance measure, while not a traditional U.S. GAAP measure, is required to be disclosed by U.S. GAAP in accordance with FASB Accounting Standard Codification (ASC) 280 – Segment Reporting. When presented by segment, we have prepared the reconciliation of adjusted operating income to the corresponding consolidated U.S. GAAP total in accordance with the disclosure requirements as articulated in ASC 280.

(2)
Diluted shares as of September 30, 2018 include 5.9 million shares due to the dilutive impact of conversion of exchangeable surplus notes (“ESNs”) when book value per common share (i.e., book value per common share, book value excluding AOCI per common share, and adjusted book value per common share) is greater than $85.00. The $500 million of ESNs were converted into 6.2 million shares of Common Stock in the third quarter of 2019.

(3)
The exchangeable surplus notes are subject to customary antidilution adjustments and the exchange rate is accordingly revalued. In order to calculate book value per common share as of September 30, 2018, equity is increased by $500 million and diluted shares include 5.9 million shares reflecting the dilutive impact of ESNs when book value per common share is greater than $85.00. The $500 million of ESNs were converted into 6.2 million shares of Common Stock in the third quarter of 2019.

(4)
Premiums from new sales are expected to be collected over a one-year period. Group insurance annualized new business premiums exclude new premiums resulting from rate changes on existing policies, from additional coverage issued under our Servicemembers' Group Life Insurance contract, and from excess premiums on group universal life insurance that build cash value but do not purchase face amounts. Group insurance annualized new business premiums include premiums from the takeover of claim liabilities. Excess (unscheduled) and single premium business for the Company's domestic individual life and international insurance operations are included in annualized new business premiums based on a 10% credit.

(5)
Actual amounts reflect the impact of currency fluctuations. Constant amounts reflect foreign denominated activity translated to U.S. dollars at uniform exchange rates for all periods presented, including Japanese yen 105 per U.S. dollar and Korean won 1,110 per U.S. dollar. U.S. dollar-denominated activity is included based on the amounts as transacted in U.S. dollars.